Exhibit 10.21


                      NAVISTAR 1998 SUPPLEMENTAL STOCK PLAN



                                    SECTION I
                               PURPOSE OF THE PLAN

     The purpose of this Navistar 1998 Supplemental Stock Plan ("Plan") is to provide an additional plan for the issuance of stock options and restricted stock for shares of the common stock of Navistar International Corporation to employees of Navistar International Corporation and its subsidiaries ("Corporation") to attract and retain highly qualified personnel, to provide key employees who hold positions of major responsibility the opportunity to earn incentive awards commensurate with the quality of individual performance, the achievement of performance goals and ultimately the increase in shareowner value. This Plan is separate from and intended to supplement the Navistar 1994 Performance Incentive Plan ("1994 Plan"). The Plan replaces the Navistar International Corporation 1998 Interim Stock Plan for grants or awards of stock made on and after the date of adoption of this Plan.



                                   SECTION II
                                   DEFINITIONS

     The terms used in this Plan are defined as specified in the 1994 Plan unless the context indicates to the contrary.



                                   SECTION III
                                   ELIGIBILITY

     Management will, from time to time, select and recommend to the Committee on Compensation and Governance of the Board of Directors of Navistar International Corporation ("Committee")(formerly named the Committee on Organization) Employees who are to become Participants in the Plan. Employees will be selected from those who, in the opinion of management, have substantial responsibility in a managerial or professional capacity. Employees selected for participation in the Plan may also be participants in the 1994 Plan, and

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participation  in this Plan will not be considered  participation in a plan that would affect their participation in the 1994 Plan.



                                   SECTION IV
                                  STOCK OPTIONS

     The Committee may grant Nonqualified Stock Options to Participants in the amount and at the time that the Committee approves. No Incentive Stock Options shall be granted under this Plan. Options shall be granted under the same terms and conditions as options granted under the 1994 Plan, as amended from time to time, but subject to the limitation on the number of shares contained in this Plan, and subject to the limitation that only treasury shares, and not newly issued shares, may be used for any grant.



                                    SECTION V
                                RESTRICTED SHARES

     The Committee may award restricted shares for the purposes and under the same terms and conditions as specified in Sections VI and VIII, and the other provisions of the 1994 Plan, but subject to the limitations on the number of shares contained in this Plan, and subject to the limitation that only treasury shares, and not newly issued shares, may be used for any award to an officer of the Corporation.



                                   SECTION VI
                           ADMINISTRATION OF THE PLAN

     Full power and authority to construe, interpret and administer the Plan is vested in the Committee. Decisions of the Committee will be final, conclusive and binding upon all parties, including the Corporation, shareowners and employees. The foregoing will include, but will not be limited to, all determinations by the Committee as to (i) the approval of Employees for participation in the Plan, (ii) the amount of the Awards, (iii) the performance levels at which different percentages of the Awards would be earned and all subsequent adjustments to such levels and (iv) the determination of all Awards. Any person who accepts any Award hereunder agrees to accept as final, conclusive and binding all determinations of the Committee. The Committee will have the right, in the case of employees not employed in the United States, to vary from the provision of the Plan to the extent the Committee deems appropriate in order to preserve the incentive features of the Plan.

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                                   SECTION VII
                     MODIFICATION, AMENDMENT OR TERMINATION

     The Committee may modify without the consent of the Participant (i) the Plan, (ii) the terms of any option previously granted or (iii) the terms of Restricted Shares previously awarded at any time, provided that, no such modification will, without the approval of the Board of Directors of the Corporation, increase the number of shares of Common Stock available hereunder. The Committee may terminate the Plan at any time.



                                  SECTION VIII
                              RESERVATION OF SHARES

     The total number of shares of stock reserved and available for delivery pursuant to this Plan is 2 million shares of common stock of Navistar International Corporation. The number of shares reserved and available shall be increased by shares of stock subject to an option or award under this Plan or any other plan that is cancelled, expired, forfeited, settled in cash or otherwise terminated without a delivery of shares to the participant of the plan, including shares used to pay the option exercised price of an option issued under the Plan or any other plan or to pay taxes with respect to such an option. Only treasury shares, and not newly issued shares, may be reserved and made available for delivery.



                                   SECTION IX
                                TERM OF THE PLAN

     The Plan shall be effective on the date of adoption by the Board of Directors and continue through December 16, 2003.



                                    SECTION X
                                  GOVERNING LAW

     The Plan will be governed by and interpreted pursuant to the laws of the State of Delaware, the place of incorporation of the Corporation.

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